UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2026

KUSTOM ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1475 N Winchester St, Olathe, KS 66061

(Address of Principal Executive Offices) (Zip Code)

(913) 456-5878

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	KUST	The Nasdaq Capital Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2026, Kustom Entertainment, Inc. (the “Company” or the “Buyer”) entered into a Unit Purchase Agreement with (i) TFL, LLC, a Kansas limited liability company (“TFL”), (ii) The Rouen Trust Dated October 5, 2010, Daniel P. Rouen Irrevocable Trust dated December 16, 2024, The Shefali S. Rouen Irrevocable trust dated November 17, 2023, Jeffrey Fromm Irrevocable Trust Dated December 26, 2012, William M. Fromm (collectively, the “Sellers”), and (iii) Daniel P. Rouen (the “Sellers’ Representative”), (the “Agreement”). Pursuant to the Agreement, on the closing date (the “Closing”) the Company will acquire all of the equity interests of TFL for aggregate consideration consisting of (i) $89.6 million in cash, subject to certain adjustments, and (ii) $22.4 million in shares of the Company’s restricted common stock (the “Common Stock”), minus the Holdback Shares as described below, with the number of shares determined based on the volume weighted average trading price of the Company’s Common Stock over the ten consecutive trading days ending immediately prior to the Closing (the “Stock Consideration”).

The Agreement provides for a purchase price adjustment based primarily on TFL’s closing net debt and transaction expenses. The Company has also agreed to repay, at Closing, $35.0 million of TFL’s outstanding indebtedness, which repayment will not result in any adjustment to the purchase price. In connection therewith, $500,000 of the purchase price will be deposited into a purchase price adjustment escrow and $1.0 million will be deposited into an indemnification escrow to secure certain obligations of the Sellers.

In addition, the Company will hold back a portion of the purchase price, which holdback amount shall consist of shares of restricted common stock having an aggregate value of $11.2 million (the “Holdback Shares”). The Holdback Shares will be issued upon achievement of a specified Target EBITDA (as defined in the Agreement) for the period beginning on the closing date and through calendar year 2027.

Pursuant to the Agreement, at Closing the parties will enter into ancillary agreements, including an escrow agreement, a registration rights agreement pursuant to which the Company will grant registration rights with respect to the Stock Consideration, lock-up agreements, and employment agreements with certain key TFL executives. The Agreement further provides that, effective as of the Closing, one individual designated by the Sellers will be appointed to the Company’s board of directors, subject to applicable legal and regulatory requirements.

The Closing of the transaction is subject to customary closing conditions, including, among other things, required third-party consents, stockholder approvals, the Company obtaining sufficient funds, corporate actions necessary to authorize the issuance of the stock consideration, and the satisfaction of other customary closing conditions.

The Agreement contains customary representations, warranties, covenants and indemnification provisions for a transaction of this nature. The Sellers agreed to certain non-competition and non-solicitation restrictions for a period of five years following the Closing.

The Agreement may be terminated at any time by the mutual written consent of the parties. In addition, either party may terminate the Agreement if the transactions contemplated thereby have not been consummated by October 15, 2026 (the “Outside Date”); provided that the Outside Date will automatically be extended once for a period of 15 days if the Company files a registration statement on Form S-1 prior to October 15, 2026. A party may not exercise this termination right if its material breach of the Agreement was the principal cause of, or primarily resulted in, the failure to consummate the transactions by the Outside Date (as extended, if applicable). The Agreement also contains customary termination rights, including termination by a party in the event of certain material breaches of the Agreement by the other party, subject to applicable notice and cure provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this Item and included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The shares of Common Stock issuable pursuant to the Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The securities will be issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act, and Rule 506 promulgated under Regulation D of the Securities Act.

Item 8.01 Other Events.

On September 1, 2026, the Company issued a press release (the “Press Release”) announcing the signing of the Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1*	Unit Purchase Agreement, dated as of August 31, 2026.
99.1	Press Release dated September 1, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2026

Kustom Entertainment, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer